Exhibit 99.1
LL&E-ROYALTY TRUST
LL&E ROYALTY TRUST ANNOUNCES RECEIPT OF ADDITIONAL NYSE NOTICE
LL&E ROYALTY TRUST
The Bank of New York Mellon Trust Company, N.A. — Trustee
NEWS RELEASE
FOR IMMEDIATE RELEASE
AUSTIN, TEXAS (October 5, 2009) — LL&E Royalty Trust (NYSE: LRT) announced today that it has received an additional notice from The New York Stock Exchange (the “NYSE”) stating that the Trust has until November 16, 2009 to cure the average closing price noncompliance and that, if the Trust fails to do so, the NYSE would have to initiate suspension and delisting procedures.
As previously announced, the NYSE had previously notified the Trust that the Trust had fallen below the NYSE’s continued listing standard relating to the average closing price of the Trust’s securities and that, as such, the Trust was subject to the procedures outlined in sections 801 and 802 of the NYSE Listed Company Manual. Rule 802.01C of the NYSE Listed Company Manual requires that the securities have a minimum average closing price of not less than $1.00 during a consecutive 30 trading-day period.
During 2006 and 2007 the Trust’s net revenues were below the minimum amounts required by the Trust’s governing documents for the continuation of the Trust. Consequently, in accordance with its governing documents, the Trust terminated effective December 31, 2007 and will sell its assets. However, as announced by the Trustee on October 22, 2008, the Trustee determined that, in light of market conditions, it was in the best interests of the Unitholders to postpone the sale of the Trust’s assets. The Trustee reviews market conditions frequently, and intends to recommence the marketing process as soon as practicable.
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include those relating to estimates of the length of the postponement of the sale of the Trust’s assets and all statements regarding the future status and termination of the Trust. An investment in Units issued by LL&E Royalty Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008, and all of its other filings with the Securities and Exchange Commission. The Trust’s annual, quarterly and other filed reports are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	LL&E ROYALTY TRUST The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (800) 852-1422 www.businesswire.com/cnn/lrt.htm